Exhibit 10.1

AMPIO PHARMACEUTICALS, INC.

PROMISSORY NOTE

Greenwood Village, Colorado	June 23, 2010

FOR VALUE RECEIVED, the undersigned, AMPIO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), promises to pay to DMI BIOSCIENCES, INC., a Colorado corporation, or its registered permitted assigns (the “Holder”), the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) on the Maturity Date (as defined below), with interest thereon as provided herein.

1. Interest. Subject to the terms and conditions hereof, the Company promises to pay interest on the principal amount of this Note at the rate of 6.0% per annum. Interest on this Note shall accrue from the date of issuance until repayment of the principal. Payment of all accrued interest shall be computed monthly on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, upon the occurrence and during the continuance of an Event of Default (as defined below), the principal of and interest on this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, or until all principal and interest (including default interest) hereunder is paid.

2. Maturity Date. The entire unpaid principal balance and accrued and unpaid interest of this Note shall be due and payable on the earlier of: (i) the closing and receipt by the Company of debt or equity financing totaling $5 million or more, or (ii) September 2, 2010 (in either case, the “Maturity Date”).

3. Defaults and Remedies.

(a) Event of Default. An “Event of Default” shall occur hereunder if:

(i) the Company is in default in the payment of principal or interest when due under this Note, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, or the Company shall fail to comply with any material provision of this Note;

(ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (A) relief in respect of the Company or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or a similar official for the Company or for a substantial part of its property or assets, or (C) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 45 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(iii) the Company shall: (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding for the filing of any petition described in paragraph (ii) of this Section 5(a), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets; (D) file an answer admitting the material allegations of a petition Filed against it in any such proceeding; (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its or their inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing.

(b) Acceleration. If an Event of Default occurs under Section 4(a)(ii) or (iii), then the outstanding principal of and interest (including default interest) on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Holder by written notice to the Company may declare the principal of and interest (including default interest) on this Note to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder whether at law or in equity.

(c) Default Rate. If an Event of Default occurs the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Holder, and the total indebtedness shall bear interest at the rate of Eight Percent (8%) per annum from the date of the Event of Default.

4. Suits for Enforcement. Upon the occurrence of any one or more Events of Default, the Holder may proceed to protect and enforce its rights and remedies hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Agreement or this Note or in aid of the exercise of any power granted in the Agreement or this Note, or may proceed to enforce the payment of the Note, or to enforce any other legal or equitable right of the Holder, and the Company shall pay to the Holder all expenses and costs incurred by the Holder in collection or enforcement of the rights of the Holder hereunder, including reasonable attorneys fees.

5. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. To the extent permitted by applicable law, the Company and the Holder waive presentment for payment, demand, protest and notice of dishonor.

6. Payment. All payments of principal of and interest and premium on this Note shall be made in lawful money of the United States of America. This Note may be pre-paid at any time prior to the Maturity Date.

7. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements contained in this Note by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles.

9. Variation in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

10. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11. Time of the Essence. Time is of the essence for all terms, provisions and conditions of this Note.

IN WITNESS WHEREOF, this Note has been executed by the Company by its duly authorized officer effective as of June 23, 2010.

AMPIO PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Donald B. Wingerter, Jr.
Donald B. Wingerter, Jr., Chief Executive Officer

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